Exhibit 10.3

AMENDMENT TO THE ENSCO INTERNATIONAL INCORPORATED 2005 LONG-TERM INCENTIVE PLAN

WHEREAS, the Board of Directors of ENSCO International Incorporated, a Delaware corporation, (the "Company") adopted the ENSCO International Incorporated 2005 Long-Term Incentive Plan effective January 1, 2005, (which is referred to herein as the "Plan"), and

WHEREAS the Board of Directors of the Company has approved this Amendment to the Plan effective as of the 31st day of May, 2006 in order to (i) revise the provisions of the Plan regarding withholding upon exercise of stock options and restricted stock issued pursuant to the Plan as provided hereinbelow, and (ii) provide for a participant's right to designate a beneficiary to succeed to certain rights under the Plan in the event of his or her death, which amendment conforms to a corresponding provision of the Company's 1998 Incentive Plan, as amended.

NOW, THEREFORE, pursuant to a resolution of the Board of Directors of the Company unanimously adopted and approved on the 9th day of May, 2006, the Plan hereby is amended as follows:

1)       Section 2 is amended by adding the following new definitions:

          "Employee Taxes" shall mean any federal, state, and local income taxes and/or other taxes imposed by the Host Country and/or country of the Participant's residence.

          "Host Country" shall mean the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with the Employee.

          "Tax Equalization" or "Hypothetical Tax" shall mean the methodology established by the Company, either through general personnel policies or specific agreement, to neutralize, in whole or in part, the tax consequences to Employees assigned to locations outside of the Employee's home country.

2)       Section 3(b)(xiii) is amended in its entirety to read as follows:

(xiii)	To establish procedures whereby a number of Shares may be withheld from the total number of Shares to be issued upon exercise of an Option, or surrendered by a Participant in connection with the exercise of an Option or the vesting of any Restricted Stock Award, to meet the obligation of the Company or any of its Subsidiaries with respect to withholding of Host Country or country of the Participant's residence or citizenship, if applicable, Employee Taxes incurred by the Participant upon such exercise or vesting or to meet the obligation of the Participant, if any, to the Company or any of its Subsidiaries under the Company's Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto.

3)       Section 6(m) is amended in its entirety to read as follows:

          (m)     Disqualifying Disposition. The Stock Option Agreement evidencing any ISO granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code, of any Share or Shares issued to him or her pursuant to the exercise of the ISO within the two-(2) year period commencing on the day after the Date of Grant of such Option or within the one-(1) year period commencing on the day after the date of transfer of the Share or Shares to him or her pursuant to the exercise of such Option, he or she shall, within ten (10) days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal, state and/or income tax withholding required by law.

4)       Section 8 is amended in its entirety to read as follows:

SECTION 8
ISSUANCE OF SHARES; TAX WITHHOLDING; FOREIGN AWARDEES

          (a)     Issuance of Shares.  As a condition to the transfer of any Shares issued under this Plan, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that such transfer will not be in violation of the Securities Act of 1933, as amended, or any other applicable securities laws, rules or regulations, or that such transfer has been registered under Federal and all applicable state securities laws and other non-United States registration laws, rules and regulations the Committee deems applicable and for which, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such Shares. The Company may refrain from delivering or transferring Shares issued under this Plan until the Committee has determined that the Participant has tendered to the Company any and all applicable Employee Taxes owed by the Participant as the result of the receipt of an Award, the vesting of an Award, the exercise of an Option or the disposition of any Shares issued under this Plan, in the event that the Company reasonably determines that it might have a legal liability to satisfy such taxes and/or any amounts owed to the Company under the Company's Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto. The Company shall not be liable to any person or entity for damages due to any delay in the delivery or issuance of any stock certificate evidencing any Shares for any reason whatsoever.

 2

          (b)     Tax Withholding.  Each Participant shall, no later than the date as of which the value of any Award or any Shares or other amounts received thereunder first becomes includable in the gross income of such Participant for Employee Taxes, pay to the Company or its designee, or make arrangements satisfactory to the Committee regarding payment of, any and all such taxes of any kind required to be withheld with respect to such income and any amounts owed to the Company under the Company's Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto. The Company or its designee and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant and to require any payments necessary in order to enable it to satisfy its withholding obligations. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company or its designee to withhold from Shares to be issued pursuant to any Award, a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company or its designee Qualifying Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

          (c)     Foreign Awardees.  Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.

5)          Section 13(d) is amended in its entirety to read as follows:

          (d)     Death of a Participant.  In the event a Participant's death occurs during the term of an Option held by such Participant and, on the date of death, the Participant was a Non-Employee Director or Employee (and, for ISOs, at the time of death, the Participant was an Employee and had been an Employee since the Date of Grant), the Option may be exercised in whole or in part to the extent that the Participant was entitled to exercise it on such date, but only until the earlier of the date (i) the Option held by the Participant expires, or (ii) twelve (12) months from the date of the Participant's death, by the individual designated by the Participant pursuant to Section 13(g) as his or her beneficiary, or by the executor or administrator of the Participant's estate if the default provisions of Section 13(g) become applicable. To the extent the Option is not entitled to be exercised on the date of the Participant's death, or if the Option is not exercised within the time specified herein, such Option shall terminate. Unless otherwise provided in the applicable Restricted Stock Award Agreement, if a Participant's employment is terminated during a Restriction Period because of death, the Committee may provide for an earlier payment in settlement of such Award in such amount and under such terms and conditions as the Committee deems appropriate and such payment shall be made to the individual designated by the Participant pursuant to Section 13(g) as his or her beneficiary, or to the executor or administrator of the Participant's estate if the default provisions of Section 13(g) become applicable.

 3

6)          Section 13(f) of the Plan is amended in its entirety to read as follows:

          (f)     Non-Transferability of Awards.   No Award granted under this Plan may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than (i) by a then-effective beneficiary designation or the default provisions of Section 13(g) in the event of a Participant's death, or (ii) in the case of any holder after the Participant's death, only by will or by the laws of descent and distribution. No Award granted under this Plan is assignable by operation of law or subject to execution, attachment or similar process. Any Award granted under this Plan can only vest or be exercised by such Participant during the Participant's lifetime. Any attempted sale, pledge, assignment, hypothecation or other transfer of the Award contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Award shall be null and void and without force or effect. No transfer of the Award pursuant to the default provisions of Section 13(g), shall be effective to bind the Company unless the Company shall have been furnished such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award. The terms of any Award transferred pursuant to a then-effective beneficiary designation or, if applicable, the default provisions of Section 13(g), shall be binding upon the executors, administrators, heirs and successors of the Participant.

7)          A new Section 13(g) is added to the Plan to read as follows:

          (g)     Designation of Beneficiary. A Participant shall be required by the terms and conditions acceptance agreement applicable to any Award to designate a primary and contingent beneficiary who shall in the event of the Participant's death (i) succeed to the Participant's right to exercise his or her Options under the terms and during the period specified in Section 13(d), and (ii) become entitled to any settlement of the Participant's Restricted Stock Award under Section 13(d). The designation of beneficiary will control the exercise rights, if any, with respect to all outstanding Options the Participant holds on the date of his or her death and the entitlement to settlement, if any, under all outstanding Restricted Stock Awards the Participant holds on the date of his or her death, as well as under all other awards held by the Participant on the date of his or her death that were granted under the ENSCO International Incorporated 1998 Incentive Plan, the ENSCO International Incorporated 1996 Non-Employee Directors Stock Option Plan, and the ENSCO International Incorporated 2000 Stock Option Plan. If the primary beneficiary and contingent beneficiary, if any, designated by the Participant in his or her then-effective beneficiary designation predecease the Participant, the executor or the administrator of the Participant's estate shall succeed to the Participant's rights described in this Section 13(g). A Participant may only have one applicable beneficiary designation on file with the Company with regard to Options and Restricted Stock Awards. A Participant may revoke any designation of beneficiary on file with the Director-Compensation & Benefits of the Company by filing a new designation of beneficiary with the Director-Compensation & Benefits. The most recent designation of beneficiary filed by a Participant with the Director-Compensation & Benefits will supersede any previously filed designation of beneficiary.

 4

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed effective as of the 31st day of May, 2006.
ENSCO INTERNATIONAL INCORPORATED /s/ Charles A. Mills By: Charles A. Mills Its: Vice President - Human Resources and Security

5